SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2014 (February 11, 2014)

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Buckeye Drive

Milpitas, California

95035

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to 2007 Incentive Compensation Plan

On February 11, 2014, the stockholders of Integrated Silicon Solution, Inc. (the “Company”) approved an amendment to the Company’s 2007 Incentive Compensation Plan (the “Plan”) to remove the limit on the number of awards (other than options or stock appreciation rights) that can be issued under the 2007 Plan. The amendment was approved by the Company’s Board of Directors on December 16, 2013. A copy of the Plan, as amended, is attached hereto as Exhibit 10.1.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s Annual Meeting of Stockholders was held on Tuesday, February 11, 2014 at 3:30 p.m., local time, in San Jose, California.

(a) The following nominees for directors were elected. Each person elected as a director will serve until the next annual meeting of stockholders and until such person’s successor is elected and qualified:

Name of Nominee	Votes in Favor	Votes Withheld	Broker non-votes
Jimmy S.M. Lee	20,912,848	2,817,033	3,522,279
Scott D. Howarth	21,399,763	2,330,118	3,522,279
Kong Yeu Han	20,812,199	2,917,682	3,522,279
Paul Chien	21,150,007	2,579,874	3,522,279
Jonathan Khazam	21,439,906	2,289,975	3,522,279
Keith McDonald	20,693,991	3,035,890	3,522,279
Stephen Pletcher	21,305,879	2,424,002	3,522,279
Bruce Wooley	19,628,936	4,100,945	3,522,279
John Zimmerman	21,409,691	2,320,190	3,522,279

(b) The Company’s stockholders approved the amendment of the Company’s 2007 Incentive Compensation Plan (as described in Item 1.01 above) with 19,376,401 votes in favor, 4,321,781 votes against, 31,699 votes abstaining and 3,522,279 broker non-votes.

(c) The Company’s stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2014, with 27,118,574 votes in favor, 29,879 votes against and 103,707 votes abstaining.

(d) The Company’s stockholders approved an advisory (non-binding) proposal concerning the Company’s executive compensation program with 23,324,076 votes in favor, 244,274 votes against, 161,531 votes abstaining and 3,522,279 broker non-votes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	2007 Incentive Compensation Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: February 14, 2014	/s/ JOHN M. COBB
John M. Cobb
Vice President and Chief Financial Officer